Exhibit 23.1





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement of Transportation Technologies Industries, Inc. of our report dated April 19, 2004, July 6, 2004, as to Notes 8 and 23 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002), appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the references to us under the "Selected Historical Consolidated Financial Data and Other Data" and "Experts" in such Prospectus.





September 14, 2004